                                                                  Exhibit (e)(1)

                          CHARTWELL INVESTMENTS II LLC
                                717 Fifth Avenue
                                   23rd Floor
                            New York, New York 10022


                                  July __, 2000


Aluwill Acquisition Corp.
Eranja Acquisition Sub, Inc.
c/o Chartwell Investments II LLC
717 Fifth Avenue
23rd Floor
New York, New York 10022

Dear Sirs:

     This letter is to confirm our agreement that in connection with the transactions (the "Transactions") contemplated in the Agreement and Plan of
                   ------------
Merger (the "Merger Agreement") by and among Carey International, Inc. (the
             ----------------
"Company"), Limousine Holdings, LLC, Aluwill Acquisition, Corp. ("Acquisition
 -------                                                          -----------
Corp.") and Eranja Acquisition Sub, Inc. ("Merger Subsidiary") dated as of July
-----                                      -----------------
19, 2000, you have agreed to reimburse us at any time after the Offer Closing for the reasonable out-of-pocket costs and expenses which we have incurred in connection with the Transactions. You have also agreed to pay us a fee for advisory services we have rendered to you in connection with the financing of the Transactions (the "Financing") at the Closing equal to: one percent (1%) of
                       ---------
total capitalization of Acquisition Corp. and/or Merger Subsidiary, as the case may be, and the Company including, without limitation but without duplication, all debt funded in connection with the Transactions and common and preferred equity interests (the "Advisory Fee"). Capitalized terms not defined herein
                       ------------
shall have the meanings ascribed to them in the Merger Agreement.

     These services are attributable to acting as exclusive financial advisor with respect to the Transactions and the Financing and negotiating and assisting with the documentation related to the Financing (collectively, the "Advisory
                                                                    --------
Services").
--------

     Each of the parties hereto acknowledges that the Advisory Services for which the Advisory Fee is to be paid hereunder have been heretofore rendered by Chartwell Investments II LLC at your request in connection with the Financing as described above.

     From and after the Offer Closing, the Company, Acquisition Corp. and Merger Subsidiary agree to indemnify and hold Chartwell Investments II LLC, its officers, employees and agents (each an "Indemnified Party") harmless against
                                         -----------------
any liability, claim, loss or expenses, as and when incurred ("Damages"), to
                                                               -------
which an Indemnified Party may become subject as a

Aluwill Acquisition Corp.
Eranja Acquisition Sub, Inc.
July __, 2000
Page 2


result of the performance of the services described herein; provided, however,
                                                            --------  -------
that Acquisition Corp. and Merger Subsidiary shall not be liable to an Indemnified Party for Damages resulting primarily and directly from the Indemnified Party's bad faith, gross negligence or willful misconduct, and Chartwell Investments II LLC shall so indemnify Acquisition Corp. and Merger Subsidiary for damages arising from its bad faith, gross negligence or willful misconduct.

     The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors and assigns.

     This Agreement shall not be assignable by the parties hereto without mutual written consent.

     This Agreement shall be subject to and governed by the laws of the State of Delaware without regard to its conflict of laws principles and rules.

Aluwill Acquisition Corp.
Eranja Acquisition Sub, Inc.
July _, 2000
Page 3


     If the foregoing comports with your understanding of our agreement, please sign below, whereupon this letter shall be a valid and binding agreement.

                                                 Very truly yours,

                                                 CHARTWELL INVESTMENTS II LLC



                                                 By:
                                                    ----------------------------
                                                 Name:
                                                      --------------------------
                                                 Title:
                                                       -------------------------


ACCEPTED AND AGREED AS OF THIS
__ DAY OF ___________, 2000

CAREY INTERNATIONAL, INC.


By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

ALUWILL ACQUISITION CORP.


By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------


ERANJA ACQUISITION SUB, INC.


By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------